UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2014

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI  53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On December 15, 2014, Exact Sciences Corporation (the “Company,” “we,” “us” and “our”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Jefferies LLC and Robert W. Baird & Co. Incorporated (the “Underwriters”), relating to the issuance and sale of 4,000,000 shares of the Company’s common stock, par value $0.01 per share at a price to the Underwriters of $25.46 per share. The net proceeds to us from this offering are expected to be approximately $101.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about December 19, 2014, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 600,000 shares of common stock.

The offering is being made pursuant to our effective registration statement on Form S-3 (Registration Statement No. 333-200958) previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5 hereto.

On December 15, 2014, we issued a press release announcing that we had agreed to the offering. On December 16, 2014, we issued a press release announcing the pricing of the offering.  The press releases are attached as Exhibit 99.1 and Exhibit 99.2 hereto, respectively.

9.01.                                                                           Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: December 18, 2014	By:	/s/ William Megan
William Megan Senior Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1	Underwriting Agreement, dated December 15, 2014
5	Opinion of K&L Gates LLP
23	Consent of K&L Gates LLP (included in Exhibit 5)
99.1	Press release, dated December 15, 2014
99.2	Press release, dated December 16, 2014